EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made this 3rd day of May 1999 between U.S. Wireless Data, Inc., a Colorado corporation (the "Company"), and Dean Michael Leavitt (the "Executive").

         WHEREAS, the parties hereto wish to enter into an employment agreement to document the employment of the Executive as Chairman and Chief Executive Officer of U.S. Wireless Data, Inc., and to set forth certain additional agreements between the Executive and the Company.

         NOW,   THEREFORE,   in   consideration  of  the  mutual  covenants  and
representations contained herein, the parties hereto agree as follows:

         1. TERM. The Company will employ the Executive, and the Executive will serve the Company, under the terms of this Agreement for an initial term of two
(2) years, commencing on the date hereof. Effective as of the expiration of such initial two-year term and as of each anniversary date thereof, the term of this Agreement shall be extended for an additional twelve (12) month period unless, not later than one (1) month prior to each such respective date, the Company shall have given notice to the Executive, or the Executive shall have given notice to the Company that the term shall not be so extended. Notwithstanding the foregoing, the Executive's employment hereunder may be earlier terminated, as provided in Section 4 hereof. The term of this Agreement, as in effect from time to time in accordance with the foregoing, shall be referred to herein as the "Term." The period of time between the commencement and the termination of the Executive's employment hereunder shall be referred to herein as the "Employment Period."

         2.       EMPLOYMENT.

                  a. Positions and Reporting; Directors. The Company hereby employs the Executive for the Employment Period as its Chairman and Chief Executive Officer on the terms and conditions set forth in this Agreement. In addition, Executive shall be elected to the Company's Board of Directors as soon as practicable. Executive shall have the right to sponsor up to three additional Board members for the consideration of the Board, and the Company shall use its best efforts to include on its slate of nominees at the next shareholders meeting such nominees, if they are reasonably acceptable to the Board.

                  b. Authority and Duties. The Executive shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with the position of Chairman and Chief Executive Officer of a publicly-held company. Without limiting the generality of the foregoing, the Executive shall report directly and be responsible only to the Board of Directors of the Company. During the Employment Period, the Executive shall devote his full business time, skill and efforts to the business of the Company (other than a reasonable period of time to meet his current commitments to U.S. Data Capture, Inc., anticipated to be completed within 60 days. Notwithstanding the foregoing, the Executive may (i) make and manage passive personal business investments of his choice (in the

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case of publicly held  corporations  not to exceed 1% of the outstanding  voting stock) and serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the Board, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder, and (ii) with the approval of the Board, serve on the boards of directors of other corporations.

         3.       COMPENSATION AND BENEFITS.

                  a. Salary. During the Employment Period, the Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $130,000 for the first 90 days of the Employment Period and $200,000 thereafter per annum, payable in arrears not less frequently than bi-monthly in accordance with the normal payroll practices of the Company. Such base salary shall be subject to review each year for possible increase by the Board, but shall in no event be decreased from its then-existing level during the Employment Period.

                  b. Annual Bonus. During the Employment Period, the Executive shall have the opportunity to earn an annual bonus in accordance with any Company annual bonus program for senior executives. The payment of any annual bonus under any such program shall be contingent upon the achievement of certain corporate and/or individual performance goals established by the Board in its discretion.

                  c. Equity Participation. Effective on the effective date hereof, the Executive shall be granted a stock warrant to acquire 5,375,000 shares of the Common Stock of the Company, subject to the terms and conditions of the Common Stock Purchase Warrant (the "Warrant") between the Company and the Executive dated as of the date hereof. It is intended that such warrant is in lieu of participation in the Company's employee stock option plan at least for the initial term of two years hereof.

                  d. Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, the Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company.

                  e. Business Expenses. During the Employment Period, the Company shall reimburse the Executive for all documented reasonable business expenses incurred by the Executive in the performance of his duties under this Agreement, in accordance with the Company's policies. Such reimbursement shall include all reasonable expenses relating to Executive's commuting from the New York City metropolitan area to the Emeryville headquarters until such time as the Company's Emeryville headquarters are relocated to the New York City metropolitan area. Specifically, such reimbursement shall include all airline tickets, reasonable lodging expense, rental cars, airport parking, meals, telephone bills and similar commuting expenses.

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                  f.   Indemnification.   During  the   Employment   Period  and
thereafter, the Company shall indemnify the Executive to the fullest extent permitted by applicable law. The Company shall enter into an Indemnification Agreement with Executive ("Indemnification Agreement"), the terms of which shall govern Executive's rights to indemnification. The Company shall provide for an increase in its director and officer insurance from $2 million to $5 million (in increments if necessary) at such time or times as it qualifies for increases with its carrier and is adequately financed to expend the additional premium in the reasonable judgment of its Board.

         4.       TERMINATION OF EMPLOYMENT.

                  a. Termination for Cause. The Company may terminate the Executive's employment hereunder for cause. For purposes of this Agreement and subject to the Executive's opportunity to cure as provided in Section 4(c) hereof, the Company shall have "cause" to terminate the Executive's employment hereunder if such termination shall be the result of:

                           (1)  Willful  fraud or  dishonesty in connection with
the Executive's performance hereunder;

                           (2) The  failure by the  Executive  to  substantially
perform his duties hereunder;

                           (3) Failure to follow the  reasonable  directions  of
the Board of Directors consistent
with this Agreement; or

                           (4) The  conviction  for, or plea of nolo  contendere
to, a charge of commission of a
felony.

                  b. Termination for Good Reason. The Executive shall have the right at any time to terminate his employment with the Company at any time and for any reason. For purposes of this Agreement and subject to the Company's opportunity to cure as provided in Section 4(c) hereof, the Executive shall have "good reason" to terminate his employment hereunder if such termination shall be the result of:

                         (1)    A diminution during the Employment Period in the
Executive's duties or responsibilities as set forth in Section 2 hereof;

                         (2) A breach by the  Company  of the  compensation  and
benefits provisions set forth in
Section 3 hereof;

                         (3)    A  notice of  termination by the Executive under
Section 4(c) hereof within six (6) months following the occurrence of a Change in Control (as defined in Section 4(e) hereof; or

                         (4) A material  breach by the Company of any other term
of this Agreement.

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                         (5)  The   Board   consistently   rejects   Executive's
reasonable business proposals.

                  c. Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate the Executive's employment for "cause" and the Executive's right to terminate his employment for "good reason" that (1) the party seeking the termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and (2) if such breach is susceptible of cure or remedy, a period of thirty (30) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30-day period, unless such period cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

                  d. Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of the Executive. The Employment Period may be terminated by the Company if the Executive shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be expected to result in death or that can be expected to last for a period of three (3) or more consecutive months from the first date of the Executive's absence due to the disability ("Disability"). If the Employment Period is terminated by reason of a Disability of the Executive, the Company shall give thirty (30) days advance written notice to that effect to the Executive.

                  e. Definition of Change in Control. A "Change in Control" shall be deemed to have taken place if:

                         (1)    There shall be  consummated any consolidation or
merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's capital stock are converted into cash, securities or other property other than a consolidation or merger of the Company in which the holders of the Company's voting stock immediately prior to the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock of the surviving corporation, or any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

                         (2)    More than 75% of the Board  of  Directors of the
Company (including Executive) is replaced with new Directors, except that this shall not apply to any new Directors sponsored by Executive or voted in favor of by Executive in constituting a slate of Directors otherwise.

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         5.       CONSEQUENCES OF TERMINATION.

                  a. Termination Without Cause or for Good Reason. In the event of termination of the Executive's employment hereunder by the Company without "cause" (other than upon death or Disability) or by the Executive for "good reason" (each as defined in Section 4 hereof), the Executive shall be entitled to the following severance pay and benefits:

                         (1)    Severance Pay.  If terminated during the initial
two-year Term, or any extension Term, Executive shall receive severance payments for a one-year period (the "Severance Period") in regular payroll increment payments. The amount of severance payments shall be at a rate of his base salary at the time of termination for any part of the Severance Period falling within the initial two-year Term hereof or any extension Term, and at a negotiated rate for any payments due after such Term, but no less than 50% of his base salary at the time of termination.

                         (2)    Benefits  Continuation.   Continuation  for  the
Severance Period of coverage under the group medical care, disability and life insurance benefit plans or arrangements in which the Executive is participating at the time of termination; provided, however, that the Company's obligation to provide such coverages shall be terminated if the Executive obtains comparable substitute coverage from another employer at any time during the Severance Period. The Executive shall be entitled, at the expiration of the Severance Period, to elect continued medical coverage in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (or any successor provision thereto); and

                         (3)    Stock Warrants.  The Warrant to  purchase shares
of the Company's Common Stock held by the Executive immediately prior to termination of employment within six months of a Change of Control or upon a termination by the Company without Cause or by Executive for Good Reason shall become immediately vested and exercisable, subject to the other terms of the Warrant itself.

                  b. Other Terminations. In the event of termination of the Executive's employment hereunder for any reason other than those specified in
Section 5(a) hereof, the Executive shall be paid salary through the date of termination, but shall not be entitled to any severance pay, benefits continuation or stock warrant rights contemplated by the foregoing, except as may otherwise be provided under the applicable benefit plans or award agreements relating to the Executive, applicable law or the terms of the Warrant itself.

         6. CONFIDENTIALITY. The Executive agrees that he will not at any time during the Term hereof or at any time for a period of 3 years thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Company, including, without limiting the generality of the foregoing, the techniques, methods or systems of its operation or management, any information regarding its financial matters, or any other material information concerning the business of the Company, its manner of operation, its plans or other material data. The provisions of this Section 6 shall not apply to (i) information that is public knowledge other than as a result of disclosure by the Executive in breach of this Section 6; (ii) information

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disseminated by the Company to third parties in the ordinary course of business;
(iii) information lawfully received by the Executive from a third party who, based upon inquiry by the Executive, is not bound by a confidential relationship to the Company; or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.

         7. INVENTIONS. The Executive is hereby retained in a capacity such that the Executive's responsibilities include the making of technical and managerial contributions of value to the Company. The Executive hereby assigns to Company all right, title and interest in such contributions and inventions made or conceived by the Executive alone or jointly with others during the Employment Period which relate to the business or of the Company. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. The Executive shall promptly and fully disclose all such contributions and inventions to the Company and assist the Company in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Inventions conceived by the Executive which are not related to the business of the Company, will remain the property of the Executive.

         8. NON-COMPETITION. The Executive agrees that he shall not during the Employment Period (other than a reasonable period of time to meet his current commitments to U.S. Data Capture, Inc., anticipated to be completed within 60 days) and, if applicable, the Severance Period, without the approval of the Board, directly or indirectly, alone or as partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder
(other than as provided below) of any company or business, engage in any "Competitive Business" within the United States. For purposes of the foregoing, the term "Competitive Business" shall mean any business involved in development, marketing, sale or support of products or services which can reasonably be expected to directly cause customers not to use the Company's products or services. Notwithstanding the foregoing, the Executive shall not be prohibited during the non-competition period applicable above from acting as a passive investor where he owns not more than one percent (1%) of the issued and outstanding capital stock of any publicly-held company. During the period that the above non-competition restriction applies, the Executive shall not, without the written consent of the Company, solicit any employee of the Company or any current or future subsidiary or affiliate thereof to terminate his or her employment.

         9. BREACH OF RESTRICTIVE COVENANTS. The parties agree that a breach or violation of Sections 6, 7 or 8 hereof will result in immediate and irreparable injury and harm to the innocent party, who shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligation hereunder.

         10. RELOCATION OF COMPANY. The Company acknowledges that it is Executive's intent to cause the relocation of the Company's headquarters to the New York

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metropolitan area, and the Company agrees to such relocation at such time as the
Executive deems to be appropriate and practicable, using his good business judgment.

         11. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                  a.     If to the Company, to:

                         U.S. Wireless Data
                         Suite 800  Watergate Tower II
                         2200 Powell Street
                         Emeryville, CA  94608

                  b.     If to the Executive, to:

                         Dean Michael Leavitt
                         50 Catherine Road
                         Scarsdale, NY  10583


or to such other respective addresses as the parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

         12. ARBITRATION; LEGAL FEES. Except as provided in Section 9 hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the city or metropolitan area where the Company's headquarters are then located, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company shall reimburse the Executive for all reasonable legal fees and costs and other fees and expenses which the Executive may incur in respect of any dispute or controversy arising against the Company under or in connection with this Agreement; provided, however, that the Company shall not reimburse any such fees, costs and expenses if the factfinder determines that the action brought by the Executive was substantially without merit.

         13. WAIVER OF BREACH. Any waiver of any breach of the Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

         14. NON-ASSIGNMENT; SUCCESSORS. Neither party hereto may assign his or its rights or delegates his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Executive to the extent

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of any  payments  due to them  hereunder.  As used in this  Agreement,  the term
"Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

         15. WITHHOLDING OF TAXES. All payments required to be made by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

         16. SEVERABILITY. To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

         17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         18. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to the conflict of law principles thereof.

         19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement by the Company and the Executive with respect to the subject matter hereof (except as effected by the contents of the Warrant and the Indemnification Agreement which shall govern with respect to their subject matter) and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

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         IN WITNESS WHEREOF,  the parties have executed this Agreement as of May
3, 1999.

                                    U.S. WIRELESS DATA, INC.




                                    By: /S/ Rod Stambugh
                                        -------------------------------
                                    Name:   Rod Stambugh
                                    Title:  President

                                    THE EXECUTIVE




                                    /s/   Dean M. Leavitt
                                    -----------------------------------
                                          Dean Michael Leavitt